Exhibit 99.4

     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

               The unaudited pro forma condensed consolidated financial information set forth below was prepared by giving effect to the separation (the "Reorganization") of the specialty chemical businesses and the packaging business of W. R. Grace & Co. ("Grace"), the spin off to Grace's stockholders of all of the capital stock of the corporation to which Grace's specialty chemical businesses were transferred ("New Grace"), the recapitalization of Grace's then outstanding common stock into shares of new common stock and convertible preferred stock (the "Recapitalization"), and the subsequent merger of Sealed Air Corporation ("Sealed Air") with Grace's packaging business (the "Merger"). The company resulting from the Merger is referred to below as the "Registrant" or "New Sealed Air," and the references to "Cryovac" below refer to Grace's packaging business.

               The unaudited pro forma financial information is presented to show how New Sealed Air might have looked if Cryovac had been an independent company and if Sealed Air and Cryovac had been combined for the year ended December 31, 1997. This pro forma information is based on, and should be read together with, the historical financial statements for Sealed Air and Cryovac that are included in this Form 8-K. The historical financial statements of Cryovac referred to above are the Grace Packaging Special-Purpose Combined Financial Statements (the "Special Purpose Combined Financial Statements") set forth elsewhere in this Form 8-K. The pro forma financial information was prepared using the assumptions described below and in the related notes thereto.

               The pro forma condensed consolidated statement of earnings was prepared as if the transactions referred to above had taken place on January 1, 1997, and the pro forma balance sheet information was prepared as if the transactions had taken place on December 31, 1997. The pro forma financial statements give effect to (i) borrowings of approximately $1.259 billion to fund the transfer of cash (the "Cash Transfer") by the Registrant and Cryovac to New Grace and to pay certain fees and expenses as contemplated by the terms of the Reorganization, (ii) the issuance of 40.648 million shares of New Sealed Air common stock and 36 million shares of New Sealed Air convertible preferred stock in the Recapitalization, and the issuance of 42.624 million shares of New Sealed Air common stock in the Merger in exchange for the shares of Sealed Air's previously outstanding common stock, (iii) certain quantifiable adjustments to reflect New Sealed Air's results of operations on a stand-alone basis, and (iv) adjustments for certain of Grace's assets and liabilities that were retained by New Grace in connection with the foregoing transactions. The pro forma financial statements have not been adjusted for certain operating efficiencies that may be realized as a result of the Merger.

               For accounting purposes, the Merger will be treated as a purchase of Sealed Air by the Registrant. Accordingly, goodwill arising from the Merger will be calculated by adjusting the net assets of Sealed Air to their fair values, and the excess of the purchase price for Sealed Air (the total market value of Sealed Air's common stock around August 14, 1997, the date the Merger was announced, plus certain acquisition costs) over the fair value of its net assets will be recorded as goodwill. The preliminary adjustments to net assets and goodwill which are shown in this pro forma financial information may be further adjusted based on a valuation study being conducted. The Registrant does not expect these adjustments to be material.

               Because Cryovac was formerly a part of Grace rather than a stand-alone company, a portion of Grace's corporate marketing, administrative and development expenses was allocated to Cryovac in the years covered by the Special Purpose Combined Financial Statements. However, these expenses may not be indicative of, and it is not feasible to estimate, the nature and level of expenses which might have been incurred had Cryovac operated as an independent company for the periods presented. The Special Purpose Combined Financial Statements also do not include any of Grace's debt and related interest expense for any of the years presented (except for interest capitalized as a component of property and equipment used in Cryovac's business).

               New Sealed Air expects to incur certain charges and expenses related to restructuring and integrating the operations of Sealed Air and Cryovac. New Sealed Air will assess the combined operating structure, business processes and circumstances that bear upon the operations, facilities and other assets of the business as part of developing a combined strategic and operating plan. The objective of such plan will be to enhance productivity and efficiency of combined operations by reducing duplicate functions, facilities and overhead costs. The nature of any such charges and expenses may include provisions for severance and related costs, facilities closures or other charges identified in connection with the assessment and plan development. The unaudited pro forma condensed consolidated financial information does not reflect such provisions nor does it include certain cost savings or operating synergies that may result from the Merger, as such amounts are not currently determinable.

               The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only. It does not purport to represent what New Sealed Air's results of operations and financial position would have been had the transactions actually occurred as of the dates indicated, and it does not purport to project New Sealed Air's future results of operations or financial position.


                          SEALED AIR CORPORATION
     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                   (In thousands, except per share data)


                                                              Year Ended December 31, 1997
                                              ------------------------------------------------------------
                                                                            Adjustments for
                                              Historical     Historical     Reorganization
                                                Cryovac      Sealed Air        and Merger        Pro Forma
                                              ----------     ----------     ---------------      ---------
Net sales                                     $1,833,111       $842,833       $(1,280) (A)       $2,674,664

Cost of sales                                  1,187,109        523,517        (1,280) (A)        1,719,246
                                                                                  900  (B)
                                                                                9,000  (D)
                                               ---------        -------        ------             ---------

     Gross profit                                646,002        319,316        (9,900)              955,418

Marketing, administrative and
  development expenses                           363,814        181,200        42,125  (B)          543,690
                                                                              (63,123) (C)
                                                                               19,674  (D)
Restructuring costs and
  asset impairments                               14,444             --            --                14,444
                                               ---------        -------        ------             ---------

     Operating profit                            267,744        138,116        (8,576)              397,284

Other:
  Interest expense                                    --         (6,950)      (80,690) (E)          (87,640)
  Other, net                                      (4,072)         2,322           --                 (1,750)
                                               ---------        -------        ------             ---------
                                                  (4,072)        (4,628)      (80,690)              (89,390)
                                               ---------        -------        ------             ---------
Earnings before income taxes                     263,672        133,488       (89,266)              307,894

Income taxes                                      89,940         53,567       (20,148) (F)          123,359
                                               ---------        -------        ------             ---------

Net earnings                                    $173,732        $79,921      $(69,118)            $ 184,535
                                               =========        =======        ======             =========

Preferred stock dividend                                                                            $72,000 (G)
                                                                                                  =========

Earnings available to common
  stockholders:        - Basic                                                                     $112,535 (G)
                                                                                                  =========

                       - Diluted                                                                   $112,535 (G)
                                                                                                  =========
Weighted average shares
  outstanding:         - Basic                                                                       83,272 (G)
                                                                                                  =========

                       - Diluted                                                                     83,483 (G)
                                                                                                  =========


Basic earnings per common share                                                                       $1.35 (G)
                                                                                                  =========

Diluted earnings per common share                                                                     $1.35 (G)
                                                                                                  =========

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated
Financial Information.


                          SEALED AIR CORPORATION
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              (In thousands)

                                                                       December 31, 1997
                                         ---------------------------------------------------------------------------------
                                                                                  Adjustments
                                         Historical      Historical     -----------------------------
                                           Cryovac       Sealed Air     Reorganization         Merger            Pro Forma
                                         ----------      ---------      --------------         ------            ---------
Assets
Current assets:
  Accounts receivable, net               $  272,194     $  132,325                                               $  404,519
  Inventories                               225,976         58,895                              19,169 (O)          304,040
  Other current assets                       29,188         59,545          (1,938) (J)                              86,795
                                          ---------      ---------       ---------           ---------            ---------
    Total current assets                    527,358        250,765          (1,938)             19,169              795,354
                                          ---------      ---------       ---------           ---------            ---------

  Properties and equipment, net           1,040,152        171,127                               9,000 (O)        1,220,279
  Excess of cost over fair
    value of net assets
    acquired, net                            13,433         42,149                             (42,149)(O)        1,933,645
                                                                                             1,920,212 (O)
  Other assets                               65,888         34,319                              20,000 (O)          120,207
                                          ---------      ---------       ---------           ---------            ---------
Total assets                             $1,646,831     $  498,360          (1,938)          1,926,232           $4,069,485
                                          =========      =========       =========           =========            =========


Liabilities, Convertible Preferred Stock and Stockholders' Equity

Current liabilities:

  Notes payable and current
    installments of long-term debt       $       --        $26,570         258,807  (I)                            $285,377
  Accounts payable                          114,907         48,843                                                  163,750
  Other current liabilities                  68,710         88,197          (5,100) (J)          7,859 (O)          184,366
                                                                                                24,700 (O)
                                          ---------       --------       ---------           ---------            ---------
    Total current liabilities               183,617        163,610         253,707              32,559              633,493
                                          ---------       --------       ---------           ---------            ---------


Long-term debt, less current installments        --         48,506       1,000,000  (I)                           1,048,506
Deferred income taxes                        13,939         16,571          15,466  (J)         16,528 (O)           97,177
                                                                            20,000  (H)
                                                                            14,673  (K)
Deferred credits and other liabilities       96,647         12,390         (40,700) (J)                              68,337
                                          ---------       --------       ---------           ---------            ---------

  Total liabilities                         294,203        241,077       1,263,146              49,087            1,847,513
                                          ---------       --------       ---------           ---------            ---------

Convertible preferred stock                                              1,800,000  (L)                           1,800,000

Stockholders' Equity:
  Common stock                                   --            429           4,065  (L)          4,262  (M)           8,327
                                                                                                  (429) (N)
  Additional paid-in capital                     --        180,512      (1,566,467) (L)      2,106,478  (M)         575,011
                                                                                              (180,512) (N)
                                                                                                35,000  (O)
  Retained earnings (deficit)                    --         95,942         (20,000) (H)        (95,942) (N)         (20,000)

  Cumulative translation adjustment        (130,054)          (933)                                933  (N)        (130,054)

  Net assets                              1,482,682             --      (1,258,807) (I)                                  --
                                                                           (14,673) (K)
                                                                            28,396  (J)
                                                                          (237,598) (L)
  Less:
    Deferred compensation                        --          9,821                              (9,821) (N)          11,312
                                                                                                11,312  (O)
    Treasury stock at cost                       --          8,846                              (8,846) (N)              --

                                          ---------       --------       ---------           ---------            ---------
  Stockholders' equity                    1,352,628        257,283      (3,065,084)          1,877,145              421,972
                                          ---------       --------       ---------           ---------            ---------

Total liabilities, convertible
  preferred stock and
  stockholders' equity                   $1,646,831      $ 498,360          (1,938)          1,926,232           $4,069,485
                                          =========       ========       =========           =========            =========

See Accompanying Notes to the Unaudited Pro Forma Condensed Consolidated
Financial Information.




                          Sealed Air Corporation
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information
                 (amounts in thousands, except share data)

(A) Represents the elimination of sales between Sealed Air and Cryovac, assuming that all such sales were subsequently made to third parties.

(B) Represents (i) the amount by which the amortization of the goodwill resulting from the Merger on a straight-line basis over 40 years ($48,005 per year) exceeds the amortization of Sealed Air's historical goodwill of $7,880 for the year ended December 31, 1997, and (ii) increased depreciation and amortization resulting from the allocation of the purchase price to certain tangible and intangible assets over an average remaining useful life of approximately 10 years ($900 in depreciation and $2,000 in amortization per year). See Note (O).

(C) Reflects the elimination of certain historical cost allocations of Grace and certain compensation and benefit programs in which the employees of Cryovac participated but which were not assumed by New Sealed Air, as shown below:


                                                  Year ended
                                               December 31, 1997
                                               -----------------

      Allocated corporate overhead: (1)
         Personnel and related costs               $  16,913
         Corporate facility costs                      4,800
         Network/information systems costs             6,500
                                                      ------
                                                      28,213

      Long-term incentive compensation plan (2)       29,610
      Certain U.S. pension plans (2)                   3,700
      Other post-retirement benefits (3)               1,600
                                                      ------
                                                   $  63,123
                                                      ======


    (1) Represents the historical corporate overhead expenses of Grace allocated to Cryovac pursuant to Staff Accounting Bulletin # 55. Allocated corporate overhead was not assumed by New Sealed Air in the Merger.

    (2) Represents the costs related to the participation of Cryovac's employees in Grace's long-term incentive compensation plan and certain U.S. defined benefit pension plans. These plans have not been continued by New Sealed Air. New Sealed Air intends to replace such pension plans with defined contribution retirement plans provided by Sealed Air to its employees.

    (3) Represents the approximate cost of post-retirement health and life insurance benefits for current retirees of Cryovac and current employees of Cryovac who are eligible to retire within one year following the Merger. New Grace retained responsibility for providing these benefits.

(D)  Represents the following incremental costs of New Sealed Air after the
     Merger:


                                                  Year ended
                                               December 31, 1997
                                               -----------------


      Corporate overhead: (1)
         Personnel and related costs               $  4,000
         Network/information systems costs            1,000
                                                     ------
            Subtotal                                  5,000

      Deferred compensation                           1,174
      Profit sharing and other retirement
         plans (2)                                   22,500
                                                     ------

                                                   $ 28,674
                                                     ======

    (1) Represents the incremental costs to New Sealed Air of providing corporate accounting, finance, human resources and other corporate services. New Sealed Air intends to remain in the current Sealed Air corporate headquarters.

    (2) Represents the incremental cost to New Sealed Air of the participation by Cryovac's eligible employees in Sealed Air's defined contribution retirement plans, principally the Profit-Sharing Plan, and other incremental costs of maintaining existing foreign pension plans for certain employees of Cryovac.

    The unaudited pro forma condensed consolidated statement of earnings does not include certain other cost savings or operating synergies that may result from the Merger, as such amounts are not currently determinable.


(E) Reflects the additional interest expense resulting from borrowings of $1,258,807 under the New Credit Agreements. Such borrowings initially bear interest at LIBOR plus 0.50%. For purposes of the unaudited pro forma condensed consolidated statement of earnings, an assumed interest rate of 6.41% has been used to calculate interest expense for the year ended December 31, 1997. Such interest rate is representative of the interest rate that would have been in effect under the New Credit Agreements, including the effect of assumed interest rate swap agreements on a portion of the amount borrowed, had such amount been borrowed on January 1, 1997 and remained outstanding throughout the period presented. A 0.125% increase or decrease in LIBOR (related to the portion of the borrowings not affected by the interest rate swap) would have resulted in a $944 adjustment to interest expense for the year ended December 31, 1997.

(F) Represents the income tax effect of increased interest expense, additional depreciation and amortization (excluding goodwill amortization), and other adjustments. The effective income tax rate of New Sealed Air is expected to be higher than that of Sealed Air or Cryovac because the amortization of goodwill will not be deductible for tax purposes.

(G) For purposes of calculating unaudited pro forma basic and diluted earnings per common share, net earnings have been reduced by the 4% dividend payable on New Sealed Air's convertible preferred stock ($72,000 for the year ended December 31, 1997) to arrive at earnings available to common stockholders. The weighted average number of outstanding common shares used for calculating pro forma basic earnings per common share (83.272 million) is assumed to be the shares of New Sealed Air common stock issued in the Recapitalization and Merger (40.648 million and 42.624 million shares, respectively). The weighted average number of outstanding common shares used for calculating diluted earnings per common share (83.483 million) also includes the assumed exercise of the common stock options of Grace held by Cryovac employees that became options to purchase New Sealed Air common stock. The convertible preferred stock is not considered in the calculation of pro forma diluted earnings per common share because the treatment of the convertible preferred stock as the common stock into which it is convertible would be antidilutive (i.e., would increase earnings per common share). If the shares of New Sealed Air convertible preferred stock issued in the Merger had been converted into common stock at their conversion price of $56.525 per share (which would result in (i) the issuance of approximately 31.8 million shares of common stock and (ii) the elimination of the preferred dividend), the pro forma diluted earnings per common share would have been higher by $0.25 for the year ended December 31, 1997. For purposes of the calculation, all shares are assumed to be outstanding throughout each period presented.

(H) New Sealed Air intends to provide for income taxes on the assumed repatriation of earnings of Cryovac's foreign subsidiaries. This is expected to result in a nonrecurring charge to income tax expense of approximately $20,000 to reflect the cumulative effect of this provision for income taxes. Such charge has been reflected in the unaudited pro forma condensed consolidated balance sheet. The unaudited pro forma condensed consolidated statement of earnings excludes this non-recurring charge. It also excludes the annual effect of providing additional income taxes on the assumed repatriation of Cryovac's foreign earnings, as the impact is expected to be immaterial.

(I) Reflects the borrowing of $1,258,807 under the New Credit Agreements to finance the Cash Transfer and certain fees and expenses of the transactions. Deferred financing costs relating to such borrowings are not material.

(J) Reflects the adjustments to the historical Cryovac liabilities and related deferred tax assets that have been retained by New Grace.
     Such adjustments include the reduction of the following: (i) pension liability for certain U.S. retirement plans of $7,900, (ii) post-retirement medical and life insurance liability of $23,900 related to current retirees and Cryovac employees who are eligible to retire within one year following the Merger, (iii) environmental liabilities of $4,000 related to certain of Cryovac's current and former operating sites, (iv) certain restructuring reserves of $1,100 related to a lease obligation, (v) long-term and annual incentive compensation plans of $8,900, and (vi) related deferred tax assets of $17,404.

(K) Reflects the elimination of a Cryovac deferred tax asset of $14,673 related to certain foreign net operating loss carryforwards and other credits which, pursuant to the Distribution Agreement and Tax Sharing Agreement entered into in connection with the transactions related to the Merger, New Sealed Air will not realize following the Merger.

(L) These amounts reflect the issuance of 40.648 million shares of New Sealed Air common stock and 36 million shares of New Sealed Air convertible preferred stock in the Recapitalization. The net assets of Cryovac are reclassified as additional paid-in capital. Each share of convertible preferred stock is convertible into .8845644 shares of New Sealed Air common stock at any time. The convertible preferred stock, which has a liquidation value of $50.00 per share, votes with the common stock on an as-converted basis, will be redeemable at the option of New Sealed Air beginning on March 31, 2001, subject to certain conditions, and will be subject to mandatory redemption on March 31, 2018 at $50.00 per share. Because it is subject to mandatory redemption, the convertible preferred stock is classified outside of the stockholders' equity section of the unaudited pro forma condensed consolidated balance sheet. The pro forma condensed consolidated financial statements assume that the convertible preferred stock was issued on December 31, 1997. Since at such date and at March 31, 1998, the fair value of the convertible preferred stock exceeded its mandatory redemption amount primarily due to the common stock conversion feature of such preferred stock, the carrying amount of the convertible preferred stock is reflected in the unaudited pro forma condensed consolidated balance sheet at its mandatory redemption value.

(M) Reflects the issuance in the Merger of 42.624 million shares of New Sealed Air common stock in exchange for the same number of shares of Sealed Air common stock.

(N)  Reflects the elimination of the historical Sealed Air equity balances.

(O) Reflects the allocation of the purchase price to the net assets of Sealed Air. Under purchase accounting, the assets and liabilities of Sealed Air are required to be adjusted to their fair values. The purchase price of $2,145,740 is the sum of (i) the product of multiplying 42.624 million shares of Sealed Air common stock exchanged in the Merger by $49.52 per share, the average market price of Sealed Air common stock for a period around August 14, 1997, the date the Merger was announced and (ii) an estimated $35,000 of certain New Sealed Air costs of the Merger.

     The following are the pro forma adjustments made to reflect the preliminary allocation of the purchase price to the estimated fair value of the net assets acquired based upon available information. These adjustments may change based on the results of appraisals and other analyses. New Sealed Air does not expect such changes to be material.

     Purchase price                                      $2,145,740
     Net assets of Sealed Air (1)                          (218,107)
                                                          ---------

          Subtotal                                        1,927,633

     Fair value adjustments:
        Inventory                                            19,169
        Properties and equipment                              9,000
        Other assets (patents and other intangibles)         20,000
        Deferred compensation                                11,312
        Deferred tax liabilities, net                       (27,360)
        Transaction-related expenses (2)                    (24,700)
                                                          ---------

          Subtotal                                            7,421
                                                          ---------

     Excess of cost over fair value of net assets
        acquired (goodwill)                              $1,920,212
                                                          =========


(1) Reflects the historical Sealed Air net assets as of December 31, 1997 adjusted to eliminate historical goodwill of $42,149 and net deferred tax liabilities of $2,973.

(2) Reflects the estimated additional transaction-related expenses incurred by Sealed Air between December 31, 1997 and the date of the Merger. Such expenses have not been reflected in the unaudited pro forma condensed consolidated statement of earnings because they are nonrecurring in nature.